UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of The Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

CAPITAL SENIOR LIVING CORPORATION
(Name of Registrant as Specified in Its Charter)

ORTELIUS ADVISORS, L.P. PANGAEA VENTURES, L.P. PETER DESORCY
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐          Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Ortelius Advisors, L.P. (“Ortelius Advisors”), together with the other participants in its solicitation, has filed a definitive proxy statement and accompanying GOLD proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes against the proposed securities issuances by Capital Senior Living Corporation (the “Company”) to affiliates of Conversant Capital LLC as contemplated by an Amended and Restated Investment Agreement entered into by and among such parties, and other Company proposals, at the upcoming special meeting of stockholders of the Company.

Item 1: On October 19, 2021, Ortelius Advisors issued the following press release:

Ortelius Urges Capital Senior Living’s Stockholders to Give the Company’s Board an Opportunity to Pursue Superior Financing by Voting AGAINST the Conversant Deal at Upcoming Special Meeting

NEW YORK--(BUSINESS WIRE)--Ortelius Advisors, L.P. (together with its affiliates, “Ortelius” or “we”), which owns approximately 12.7% of the outstanding common stock of Capital Senior Living Corporation (NYSE: CSU) (“Capital Senior Living” or the “Company”), today urged its fellow stockholders to vote AGAINST all of management’s proposals at the upcoming meeting of stockholders (the “Special Meeting”) on October 22, 2021, including the costly, dilutive and poorly-structured amended financing transactions (the “Transactions”) with Conversant Capital (together with its affiliates, “Conversant”). Please note that voting down the Transactions will enable Capital Senior Living’s Board of Directors (the "Board") to finally pursue readily-available and far better financing alternatives being championed by sizable stockholders, such as Ortelius and Invictus Global Management LLC (together with its affiliates, “Invictus"). Please visit www.SaveCSU.com for all documents and presentations pertaining to Ortelius’ advocacy on behalf of fellow stockholders.

Peter DeSorcy, Managing Member of Ortelius, commented:

“Ortelius firmly believes in Capital Senior Living’s long-term prospects and wants to be one of the Company’s largest stockholders for years to come. This is why we have invested a significant amount of time, energy, resources and capital in a constructive campaign to block Capital Senior Living’s costly, dilutive and poorly-structured deal with Conversant. Ortelius has spent hundreds of hours analyzing the Company and can state with great confidence that we would not be opposing the deal if we felt there was a chance Capital Senior Living would descend into insolvency upon the Transactions being voted down at the Special Meeting. We categorically reject the Board’s brazen claims and unseemly scare tactics, which are motivated by the incentives afforded to Conversant, Arbiter Partners, Silk Partners and management, and notably at the expense of all other stockholders.

The reality is that Ortelius and other stockholders, such as Invictus, have made firm public commitments to promptly provide affordable, contingency-free and potentially non-dilutive capital to address the Company’s liquidity needs. If taken together, the Ortelius and Invictus proposals would provide an immediate injection of $55 million, and more capital shortly thereafter through a fully backstopped rights offering. However, you are not being asked to vote on the Conversant deal versus the Ortelius-Invictus solution – you are choosing between accepting the questionable, punitively-dilutive Transactions versus allowing Capital Senior Living to negotiate with capital providers putting forth superior terms. Given the number of investors publicly conveying their willingness to inject monies into the Company on reasonable terms, there is no need to essentially hand over control of the Board and business to Conversant and a select few privileged investors.

Ortelius sees a bright future ahead for Capital Senior Living – and one that should be shared by all of the Company’s existing stockholders on equal footing.”

About Ortelius Advisors, L.P.

Ortelius is a research-intensive, fundamental-based, activist-oriented alternative investment management firm focused on event-driven opportunities. Founded in 2015 by Peter DeSorcy and H.R.H. Prince Pavlos, the asset manager is based in New York City.

Contacts

Stockholders:

Okapi Partners

Mark Harnett, 646-556-9350

mharnett@okapipartners.com

Media:

MKA
Greg Marose / Charlotte Kiaie, 646-386-0091

gmarose@mkacomms.com / ckiaie@mkacomms.com

Item 2: Also on October 19, 2021, Ortelius Advisors uploaded the following materials to www.SaveCSU.com: